Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GLOBAL RECYCLING TECHNOLOGIES, LTD.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 2008, AT 12:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4388074 8100

080088508

AUTHENTICATION: 6341936

DATE: 01-28-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:39 PM 01/28/2008
FILED 12:32 PM 01/28/2008
SRV 080088508 - 4388074 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

Global Recycling Technologies, Ltd. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That pursuant to a unanimous written consent of the Board of Directors (the "Board") of the Corporation, the provisions of this Certificate of Amendment were duly adopted.

NOW, THEREFORE, IT IS RESOLVED, that the Board hereby adopts, approves, and ratifies in all respects and in its entirety, the amendment to the Corporation's Certificate of Incorporation, amending in its entirety the Article thereof numbered "Article IV" so that, as amended, said Article shall be and read as follows:

ARTICLE IV
AUTHORIZED SHARES

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, Common Stock, par value $.001 per share ("Common Stock"), and Preferred Stock, par value $.001 per share ("Preferred Stock"). The total number of shares of capital stock that the Corporation will have authority to issue is 110,000,000. The total number of shares of Common Stock the Corporation will have authority to issue is 100,000,000. The total number of shares of Preferred Stock the Corporation will have authority to issue is 10,000,000.

5,000,000 shares of the Common Stock shall be designated as Non-Voting Common Stock (the "Non-Voting Common Stock"). Shares of the Non-Voting Common Stock shall have the same rights, privileges, and preferences as the shares of Common Stock, except that shares of Non-Voting Common Stock shall not have voting rights. All shares of Non-Voting Common Stock shall automatically and without further action have all the same rights, privileges, and preferences as the shares of Common Stock, including all voting rights, upon the earliest to occur any of the following: (i) the time the Board of Directors of the Corporation may deem necessary or appropriate, in its sole and absolute discretion; (ii) at any time that the Corporation has shares of its capital stock admitted to trading on any internationally recognized stock exchange; (iii) at any time that the Corporation has a registration statement declared effective by the United States Securities Exchange Commission with respect to any class of equity securities of the Corporation; or (iv) December 31, 2011.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, to fix the number of shares, and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as will be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series will be so decreased, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

SECOND: That thereafter, pursuant to resolution of the Board, a written consent of a majority of the stockholders of the Corporation was duly executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, in which a majority of the outstanding shares of the Corporation voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 28th day of January, 2008.

Global Recycling Technologies, Ltd., a Delaware corporation

By: /s/ John d'Arc Lorenz II
John d'Arc Lorenz II, Chairman and Chief Executive Officer